UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  January 10, 2011
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INFORMATION SYSTEMS ASSOCIATES, INC.
(Exact name of registrant as specified in its charter)
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Florida	333-142429	65-0493217
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

1151 W 30th Street, Suite E, Palm City, FL 34990
(Address of Principal Executive Office) (Zip Code)

(772) 403-2992
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors: Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

 On December 28, 2010, the Board of Directors of Information Systems Associates, Inc. (the “Company”) based on recommendations of the Compensation Committee (the “Committee”), approved the following actions:

1.	Appointment of a President, a Chief Operating Officer and a Director.

The Board approved the appointment of Mr. Dominique Lesme to serve as President, and Chief Operating Officer effective January 6, 2011.  Mr. Lesme will have responsibility for leading Information Systems Associates' Sales, Marketing, Development, Operations, Professional Services, Partner, and Business Development organizations going forward. Mr. Coschera, the Company’s founder, remains as Chief Executive Officer. Additionally, the Board of Directors approved the appointment of Mr. Lesme as a Director.  Mr. Lesme is 47 years old.

Mr. Lesme is a former Vice President and General Manager with Rackwise, where he led  software sales and services from May 2006 to January 2011. Prior to joining Rackwise Mr. Lesme performed with distinction at Voyence (acquired by EMC), Micromuse (acquired by IBM), and at InfoVista. Mr. Lesme has worked with Information Systems Associates over the past 3 years as part of the strategic partnership which exists between Information Systems Associates and Rackwise. Mr. Lesme has also agreed to invest $150,000 in Information Systems Associates to facilitate its expansion over the next 12 months including the hiring of a senior developer and product manager. Mr. Lesme will receive 3,000,000 shares of  restricted common stock in exchange for this investment.

2.  New Compensation Agreements of Principal Executive Officers.

The Board also approved a compensation package for Mr. Lesme consisting of an annual base salary of $100,000.  His salary will be payable in common stock at $0.05 per share until December 31, 2011.  He is also eligible to receive commission and performance bonuses upon meeting certain sales goals.  All stock compensation will vest in equal installments during 2011 at the rate of 25% of the grant in advance each quarter beginning in January 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

INFORMATION SYSTEMS ASSOCIATES INC.

By:	/s/ Joseph Coschera
Joseph Coschera Chief Executive Officer

Date:  January 10,  2011